FORM NO. 7a	Registration No. 45834
BERMUDA
CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of
Third Point Reinsurance Ltd.

was delivered to the Registrar of Companies on the 7th day of August 2013 in accordance with section 45(3) of the Companies Act 1981 ("the Act").

[SEAL]	Given under my hand and Seal of the REGISTRAR OF COMPANIES this 8th day of August, 2013
/s/ Illegible
for Registrar of Companies

Capital prior to increase:	US$	15,000,000.00

Amount of increase:	US$	18,000,000.00

Present Capital:	US$	33,000,000.00